UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 7, 2011

REGENCY CENTERS CORPORATION
REGENCY CENTERS, L.P.
(Exact name of registrant as specified in its charter)

Florida (Regency Centers Corporation)	1-12298	59-3191743
Delaware (Regency Centers, L.P.)	0-24763	59-3429602
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Independent Drive, Suite 114 Jacksonville, Florida		32202
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number including area code: (904) 598-7000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On September 7, 2011, we and our operating partnership, Regency Centers, L.P. (“RCLP”) as Borrower, entered into a Third Amended and Restated Credit Agreement with the financial institutions party thereto, as Lenders, each of Wells Fargo Securities, LLC and PNC Capital Markets LLC, as Joint Lead Arrangers and as Joint Book Managers, Wells Fargo Bank, National Association, as Administrative Agent, PNC Bank, National Association, as Syndication Agent, Bank of America, N.A., JPMorgan Chase Bank, N.A. and SunTrust Bank, as Documentation Agents, Comerica Bank, Regions Bank, Royal Bank of Canada, Sumitomo Mitsui Banking Corporation and U.S. Bank, National Association, as Senior Managing Agents, and Bank of Tokyo - Mitsubishi UFJ, Ltd., Chang Hwa Commercial Bank, Ltd. and Mizuho Corporate Bank, Ltd., as participants for the transaction. The Credit Agreement provides for an unsecured revolving credit facility (the "Facility") in the amount of $600,000,000 for a term of 48 months and includes one, one-year extension option. The Facility bears interest at an annual rate of LIBOR plus 125 basis points and is based on the higher of the Company's current corporate credit ratings from Moody's and S&P.

The Credit Agreement includes financial covenants relating to minimum net worth, unsecured interest expense coverage, ratio of total indebtedness to total asset value, ratio of secured indebtedness to total asset value, ratio of unsecured indebtedness to unencumbered asset value, and ratio of EBITDA to fixed charges. The Credit Agreement also includes customary events of default for facilities of this type (with customary grace periods, as applicable).

The above summary is qualified in its entirety by reference to the Credit Agreement, a copy of which will be filed as an exhibit to our Form 10-Q for the period ended September 30, 2011.

Item 9.01

(d)    Exhibits

Exhibit 99.1	Press release issued by Regency on September 7, 2011, for closing on the refinancing of its $600 million unsecured revolving credit facility.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

September 8, 2011	REGENCY CENTERS CORPORATION and REGENCY CENTERS, L.P.
/s/ J. Christian Leavitt J. Christian Leavitt, Senior Vice President and Treasurer (Principal Accounting Officer)